Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Current Report of ArTara Therapeutics, Inc. (formerly Proteon Therapeutics, Inc.) on Form 8-K/A of our report dated March 19, 2020 with respect to our audits of the consolidated financial statements of ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, which report appears in this Form 8-K/A.

/s/ Marcum llp

Marcum llp

New York, NY

March 19, 2020